EXHIBIT 23.1

REPORT AND CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Donegal Group Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-89644, 333-174612, 333-201101, 333-212723, and 333-228114) on Form S-8 and registration statements (Nos. 333-59828 and 333-226957) on Form S-3 of Donegal Group, Inc. (Company) of our reports dated March 14, 2019, with respect to the consolidated balance sheets of Donegal Group, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of (loss) income and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Donegal Group, Inc. Our report on the consolidated financial statements refers to a change to the Company’s method of accounting for changes to fair value of equity securities on January 1, 2018 due to the adoption of Accounting Standards Update 2016-01, Recognition and Measurement of Financial Assets and Liabilities.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 14, 2019